As filed with the Securities and Exchange Commission on May 19, 1998
                                             Registration No. 33-_______________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     PEAPACK-GLADSTONE FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

  NEW JERSEY                                                22-3537895
(State or other jurisdiction of                             (I.R.S. Employer
incorporation of organization)                              Identification No.)

                               158 ROUTE 206 NORTH
                           GLADSTONE, NEW JERSEY 07934
          (Address, including zip code, of principal executive offices)

                             1998 STOCK OPTION PLAN
                  1998 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

                            (Full title of the plan)

                        FRANK A. KISSEL, PRESIDENT & CEO
                     PEAPACK-GLADSTONE FINANCIAL CORPORATION
                               158 ROUTE 206 NORTH
                           GLADSTONE, NEW JERSEY 07934
                                 (908) 234-0700

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ----------------------
                                 With a copy to:

                              RONALD H. JANIS, ESQ.
                          PITNEY, HARDIN, KIPP & SZUCH
                                  P.O. BOX 1945
                          MORRISTOWN, NEW JERSEY 07962
                                 (973) 966-6300

                         CALCULATION OF REGISTRATION FEE


----------------------------  ---------------------  -------------------  ----------------------  ------------------------------
    Title of                         Amount           Proposed maximum           Proposed                Amount of registration
 Securities to                        to be            offering price            aggregate                         fee
 be registered                   registered (1)         per unit (2)        offering price (2)
----------------------------  ---------------------  -------------------  ----------------------  ------------------------------

 Common Stock,                   100,000 shares            $52.50               $5,250,000                       $1,549
  No Par Value
----------------------------  ---------------------  -------------------  ----------------------  ------------------------------


---------------------

(1) This Registration Statement covers, in addition to the number of shares of Common Stock stated above, such indeterminate number of shares as may become subject to options under the 1998 Stock Option Plan or the 1998 Stock Option Plan for Outside Directors as a result of the anti-dilution provisions thereof.

(2) Calculated pursuant to Rule 457(c) based on the average of the bid ($51.00) and ask ($54.00) prices per share of the registrant's common stock on known trades as of May 15, 1998.

PART I    INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.   Plan Information.

                   Not filed with this Registration Statement.


ITEM 2.   Registrant Information and Employee Plan Annual
          Information.

                   Not filed with this Registration Statement.



PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   Incorporation of Documents by Reference.

         The   following   documents   filed  by   Peapack-Gladstone   Financial
Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

                  1. The Company's Annual Report on Form 10-K filed with the Commission on March 31, 1998.

                  2. The Company's Quarterly Report on Form 10-Q filed with the Commission on May 13, 1998.

                  3. The description of the Company's common stock contained in the Registration Statement on Form 8-A registering the Company's common stock, and any amendment or report filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, hereby are incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.


ITEM 4.   Description of Securities.

                         Not applicable.


ITEM 5.   Interests of Named Experts and Counsel.

         Certain legal matters relating to the issuance of the shares of the Company's Common Stock offered hereby have been passed upon by Pitney, Hardin, Kipp & Szuch, counsel to the Company. Attorneys in the law firm of Pitney Hardin, Kipp & Szuch do not own, beneficially, or otherwise, any shares of the Company's Common Stock as of April 8, 1998.

         The report of KPMG Peat Marwick LLP, independent certified public accountants, dated January 30, 1998, relating to the consolidated statements of financial condition of the Company and its subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the December 31, 1997 Annual Report on Form 10-K of the Company, is incorporated herein by reference upon authority of said firm as experts in accounting and auditing.


ITEM 6.   Indemnification of Directors and Officers.

         Article VI of the Certification of Incorporation of the Company provides that no director or officer of the Company or of a subsidiary of the Company shall be personally liable to the Company or its shareholders unless such breach of duty is based on (i) an act or omission in breach of such person's duty of loyalty to the Company or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper benefit (each an "Uncovered Claim"). Unless expressly prohibited by law, the Company shall also indemnify a director or officer against his reasonable expenses and all liabilities in connection with any proceeding involving that director or officer, including a proceeding by or in the right of the Company, unless such breach of duty is based on an Uncovered Claim. Additionally, the Company shall advance or pay those reasonable expenses incurred by the director or officer in a proceeding, provided that such director or officer, as a condition to such payment, undertakes to repay the Company if it shall be finally adjudicated that the breach of duty was based on an Uncovered Claim.


ITEM 7.   Exemption from Registration Claimed.

                      Not applicable.


ITEM 8.   Exhibits.

         5 Opinion of Pitney, Hardin, Kipp & Szuch, as to the legality of the securities being registered.

         23.1 Consent of KPMG Peat Marwick LLP.

         23.2 Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibit 5 hereto).

         99.1 1998 Stock Option Plan.

         99.2 1998 Stock Option Plan for Outside Directors


ITEM 9.   Undertakings.

         1. The undersigned Registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (b) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Peapack-Gladstone, State of New Jersey, on the 14th day of May, 1998.

                     PEAPACK-GLADSTONE FINANCIAL CORPORATION



                     By:  FRANK A. KISSEL
                          ------------------------------------------------------
                          Frank A. Kissel
                          President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


  Signature                                     Title                                             Date



                                         Chairman and Director
T. LEONARD HILL                                                                               May 14, 1998
----------------------------
T. Leonard Hill
                                Treasurer and Senior Vice President (Principal
                                             Accounting Officer)
ARTHUR F. BIRMINGHAM                                                                          May 14, 1998
----------------------------
Arthur F. Birmingham


PAMELA HILL                                       Director                                    May 14, 1998
----------------------------
Pamela Hill


JOHN D. KISSEL                                    Director                                    May 14, 1998
----------------------------
John D. Kissel


JAMES R. LAMB                                     Director                                    May 14, 1998
----------------------------
James R. Lamb


GEORGE R. LAYTON                                  Director                                    May 14, 1998
----------------------------
George R. Layton


EDWARD A. MERTON                                  Director                                    May 14, 1998
----------------------------
Edward A. Merton


F. DUFFIELD MEYERCORD                             Director                                    May 14, 1998
----------------------------
F. Duffield Meyercord


                                                  Director                                    May ____, 1998
----------------------------
John R. Mulcahy


PHILIP W. SMITH                                   Director                                    May 14, 1998
----------------------------
Philip W. Smith


JACK D. STINE                                     Director                                    May 14, 1998
----------------------------
Jack D. Stine


WILLIAM TURNBULL                                  Director                                    May 14, 1998
----------------------------
William Turnbull


                                INDEX TO EXHIBITS

Exhibit No.                       Description

         5      Opinion of Pitney, Hardin, Kipp & Szuch

         23.1   Consent of KPMG Peat Marwick LLP

         99.1   1998 Stock Option Plan

         99.2   1998 Stock Option Plan for Outside Directors

                                                                       Exhibit 5


                          PITNEY, HARDIN, KIPP & SZUCH
                                  P.O. BOX 1945
                        MORRISTOWN, NEW JERSEY 07962-1945


                                                                    May 19, 1998



Peapack-Gladstone Financial Corporation
158 Route 206 North
Gladstone, New Jersey  07934


         We refer to the Registration Statement on Form S-8 (the "Registration Statement") by Peapack-Gladstone Financial Corporation (the "Company") relating to 100,000 shares of the Company's Common Stock, no par value (the "Securities") to be offered pursuant to the Company's 1998 Stock Option Plan and 1998 Stock Option Plan for Outside Directors (together, the "Plans").

         We have also examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements, instruments and certificates of public officials of the State of New Jersey and of officers of the Company as we deemed necessary in order to express the opinion hereinafter set forth.

         Based on the foregoing, we are of the opinion that, when the Securities have been duly issued as contemplated by the Registration Statement (including the Prospectuses which are not filed herewith) and the Plans and for the consideration determined in accordance with the terms of the Plans, the Securities will be validly issued, fully paid and non-assessable.

         The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New Jersey, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We hereby consent to use of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,



                                            PITNEY, HARDIN, KIPP & SZUCH